Exhibit 99.1

Contacts:
Media Relations
James Fisher
703-433-8677
james.w.fisher@sprint.com

Investor Relations
Yijing Brentano
800-259-3755
Investor.relations@sprint.com

SPRINT NEXTEL REPORTS

SECOND QUARTER 2009 RESULTS

•	Year-to-date Free Cash Flow* of almost $1.5 billion; cash balance of $4.6 billion after retiring all of 2009 senior note maturities; total liquidity of $6.1 billion

•	18 consecutive months of improvement in Customer Care Satisfaction and First Call Resolution

•	Achieved new best-ever network performance metrics

•	Highest reported number of prepaid net additions by any U.S. carrier in three years

•	Successful launch of the award-winning Palm® Pre™—showcasing ‘a new Sprint’

The company’s second quarter earnings conference call will be held at 8 a.m. EDT today. Participants may dial 800-938-1120 in the U.S. or Canada (706-634-7849 internationally) and provide the following ID: 15280281, or may listen via the Internet at www.sprint.com/investor.

OVERLAND PARK, Kan. – July 29, 2009 – Sprint Nextel Corp. (NYSE: S) today reported second quarter 2009 financial results that included consolidated net operating revenues of $8.1 billion, a net loss of $384 million and a diluted loss per share of 13 cents. The company generated Free Cash Flow* of $676 million in the quarter and $1.5 billion in the first half of 2009. As of June 30, 2009, the company had $4.6 billion of cash and cash equivalents and $1.5 billion of borrowing capacity available under its revolving bank credit facility, for a total liquidity of $6.1 billion.

“In the second quarter, we made further progress on our efforts to enhance financial stability, improve the customer experience and reinvigorate the brand,” said Dan Hesse, Sprint Nextel CEO. “The widespread visibility surrounding our record-breaking June launch of the Palm® Pre™ handset gave us an unprecedented opportunity to showcase these improvements to customers as ‘a new Sprint.’ They saw a 3G network described by PC World magazine as the most reliable among competitors, key satisfaction and performance metrics in customer care improving for 18 straight months, advertising that won the top international award in Cannes, and a stable balance sheet with 2009 long-term debt maturities paid and enough cash on hand to cover maturities through 2011.

“In the quarter, we saw the best retail net add performance in the past seven quarters. We also saw the best quarterly sequential change in CDMA net add performance in two years, ARPU that has been stable for six consecutive quarters, continued prepaid growth, and improved sequential Adjusted Operating Income Before Depreciation and Amortization* (Adjusted OIBDA),” Hesse said. “However, we are not satisfied that we lost a quarter of a million customers in the quarter.”

Sprint also built on its history of innovation in the second quarter, with the launch of MiFi cards and continued growth in its award-winning Unified Communications solution for business mobility. Additionally, the company prepared for the August launch of 4G service in Las Vegas, Atlanta and Portland, with at least six more markets in its national network expected to follow in 2009, and announced the July launch of the Blackberry® Tour™ world phone.

CONSOLIDATED RESULTS

TABLE NO. 1 Selected Unaudited Financial Data (dollars in millions, except per share data)

	Quarter Ended			Year To Date
Financial Data	June 30, 2009	June 30, 2008%		June 30, 2009	June 30, 2008%
Net operating revenues	$8,141	$9,055	(10)%	$16,350	$18,389	(11)%

Adjusted OIBDA*	1,769	2,096	(16)%	3,492	4,105	(15)%

Adjusted OIBDA margin*	23.1%	24.4%		22.7%	23.7%

Net loss	(384)	(344)	(12)%	(978)	(849)	(15)%

Diluted loss per common share	$(0.13)	$(0.12)	(8)%	$(0.34)	$(0.30)	(13)%

Capital Expenditures (1)	$321	$646	(50)%	$612	$2,006	(69)%

Free cash flow*	$676	$11	NM	$1,472	$181	NM

NM—Not Meaningful

•

Consolidated net operating revenues of $8.1 billion for the quarter were 1% lower than the first quarter of 2009 and 10% lower than in the second quarter of 2008. The year-over-year decline is primarily due to a lower contribution from post-paid wireless service and lower wireline voice and legacy data revenues, partially offset by an increase in prepaid revenues.

•

Adjusted OIBDA* was $1.8 billion for the quarter, compared to $1.7 billion for the first quarter of 2009 and $2.1 billion for the second quarter of 2008. Sequentially, Adjusted OIBDA* improved as continued improvement in SG&A expenses offset the decline in net operating revenues. Included in second quarter 2008 Adjusted OIBDA* is approximately $75 million in non-recurring operating expenses associated with the company’s WiMAX efforts prior to the closing of the Clearwire transaction in 2008.

•

Capital expenditures were $321 million in the quarter, compared to $291 million in the first quarter of 2009 and $646 million in the second quarter of 2008. Included in second quarter 2008 capital expenditures is approximately $100 million in non-recurring capital expenditures related to the deployment of WiMAX prior to the closing of the Clearwire transaction.

•

Free Cash Flow* was $676 million for the quarter, compared to $796 million for the first quarter of 2009 and $11 million for the second quarter of 2008. The year-over-year improvement reflects our improved cash from operating activities, primarily resulting from reduced operating costs and a decrease in capital expenditures.

•	Net Debt* decreased by approximately $700 million from the end of the first quarter, to $16.4 billion.

WIRELESS RESULTS

TABLE NO. 2 Selected Unaudited Financial Data (dollars in millions)

	Quarter Ended			Year To Date
Financial Data	June 30, 2009	June 30, 2008%		June 30, 2009	June 30, 2008%
Net operating revenues	$7,004	$7,736	(9)%	$14,039	$15,699	(11)%

Adjusted OIBDA*	1,413	1,868	(24)%	2,862	3,669	(22)%

Adjusted OIBDA margin*	21.7%	25.7%		21.9%	25.1%

Capital Expenditures (1)	$227	$393	(42)%	$424	$1,311	(68)%

Wireless Customers

•

The company served 48.8 million customers at the end of the second quarter of 2009, compared to 49.1 million at the end of the first quarter of 2009. This includes 34.4 million post-paid subscribers (25.1 million on CDMA, 8.3 million on iDEN, and 1.0 million Power Source users who utilize both networks), 5.0 million prepaid subscribers (4.4 million on iDEN and 600,000 on CDMA) and 9.3 million wholesale and affiliate subscribers, all of whom utilize our CDMA network.

•

For the quarter, total wireless customers declined by approximately 257,000, including net losses of 991,000 post-paid customers – comprising 393,000 CDMA and 598,000 iDEN customers (including a net 69,000 customers who transferred from the iDEN network to the CDMA network). The company gained a net 938,000 prepaid iDEN customers, offset by net losses of 161,000 prepaid CDMA customers. The company also experienced a net loss of 43,000 wholesale and affiliate subscribers.

•

The credit quality of our post-paid customer base improved sequentially from approximately 84% at the end of the first quarter of 2009 to almost 85% prime, compared to 82% at the end of the second quarter of 2008.

•	Approximately 9% of post-paid customers upgraded their handsets during the second quarter, a slight increase sequentially, resulting in increased contract renewals.

•

In the second quarter, the company added to its device and service capabilities with the launch of the award winning Palm® Pre™, Samsung Instinct® s30™, and the colorful SCP-2700™ by Sanyo®, all exclusively from Sprint. The company also added the Novatel® Wireless MiFi 2200 intelligent mobile hotspot device, Samsung® Exclaim™, HTC Snap™, and CapTel® 800i™ – the next generation CapTel® phone for deaf and hard-of-hearing users – to its device portfolio, and is the network provider for Amazon’s Kindle and Kindle DX. In addition, Sprint launched the BlackBerry® Tour™ 9630 Global Smartphone in July.

Wireless Churn

•

Post-paid churn in the quarter was 2.05% compared to 2.25% in the first quarter and 1.98% in the year-ago period. The sequential decrease is due to seasonality, along with improved credit quality of our customer base and better retention performance; and the year-over-year increase in churn is primarily driven by deactivations on business lines due to current economic conditions.

•

Boost churn in the second quarter of 2009 was 6.38%, compared to 6.86% in the first quarter of 2009 and 7.36% in the year-ago period. The sequential and year-over-year improvement in churn are due to fewer deactivations and a larger subscriber base of national Boost Monthly Unlimited subscribers.

Wireless Service Revenues

•

Wireless service revenues for the quarter were flat sequentially at $6.4 billion as revenue growth from Boost Monthly Unlimited subscribers offset revenue declines from post-paid subscribers. Year-over-year, wireless service revenues declined 9% as a result of fewer wireless subscribers.

•

Wireless post-paid ARPU has been stable for the past six quarters at around $56 primarily due to continued growth in fixed-rate bundled plans such as Simply Everything, offset by declines in usage and roaming. As a result of the company’s focus on improving the customer experience and 18 consecutive months of improvement in customer care satisfaction, post-paid ARPU benefited from reduced credits to customer bills.

•

Data revenues contributed greater than $15.50 to overall post-paid ARPU in the second quarter, led by growth in CDMA data ARPU. CDMA data ARPU increased more than 3% from the first quarter of 2009, to greater than $18.50, an industry-best that now represents greater than 32% of total CDMA ARPU.

•

Prepaid ARPU in the quarter was approximately $34 compared to $31 in the first quarter of 2009, and $30 in the year-ago period. The sequential and year-over-year increases reflect a growing contribution from prepaid subscribers on unlimited plans.

•

Wholesale, affiliate and other revenues were down 13% sequentially and down 44% compared to the year-ago period. The sequential and year-over-year decline is primarily due to subscriber losses from one of our large carrier customers.

Wireless Operating Expenses and Adjusted OIBDA*

•	Total operating expenses, after normalizing for special items, were $7.3 billion in the second quarter, compared to $7.3 billion in the first quarter of 2009 and $7.9 billion in the year-ago period.
•

Adjusted OIBDA* of $1.4 billion in the second quarter of 2009 compares to $1.4 billion in the first quarter of 2009 and $1.9 billion in the second quarter of 2008. Sequentially, Adjusted OIBDA* was flat as the improvement in SG&A expenses offset the revenue decline. The year-over-year decline in Adjusted OIBDA* was primarily due to fewer wireless subscribers, offset by an improvement of $350 million in SG&A expenses.

•

Equipment subsidy was almost $850 million (equipment revenue of approximately $500 million, less cost of products of $1.34 billion) as compared to almost $850 million in the first quarter of 2009 and about $700 million a year ago. The year-over-year increase in subsidy is primarily due to the increase in the number and timing of prepaid handsets shipped as a result of the national Boost Monthly Unlimited offer, and the increase in average cost per handset sold as the company continues to sell a greater number of higher-functionality handsets.

•

SG&A expenses declined 4% sequentially from the first quarter of 2009 and 14% year-over-year from the second quarter of 2008. On a sequential basis, the decline reflects lower marketing and customer care expenses. The year-over-year improvement is due to lower selling, bad debt, customer care and labor expenses.

Wireless Capital Spending

Wireless capital expenditures were $227 million in the second quarter of 2009, compared to almost $200 million in the first quarter of 2009 and almost $400 million spent in the second quarter of 2008. The year-over-year decrease in wireless capital spending reflects reduced capacity needs due to fewer subscribers. The company continues to invest capital in the quality and performance of its networks. At the end of the second quarter of 2009, Sprint’s networks continue to operate at best-ever levels and, according to third-party data, Sprint has the most dependable+ 3G network in the country.

WIRELINE RESULTS

TABLE NO. 3 Selected Unaudited Financial Data (dollars in millions)

	Quarter Ended			Year To Date
Financial Data	June 30, 2009	June 30, 2008%		June 30, 2009	June 30, 2008%
Net operating revenues	$1,428	$1,605	(11)%	$2,893	$3,235	(11)%
Adjusted OIBDA*	352	299	18%	638	586	9%
Adjusted OIBDA margin*	24.6%	18.6%		22.1%	18.1%

Capital Expenditures (1)	$47	$113	(58)%	$124	$261	(52)%

•	Wireline revenues of $1.4 billion for the quarter were 3% lower sequentially and 11% lower year-over-year as legacy voice and data declines offset Internet revenue growth.

•

Internet revenues for the second quarter of 2009 increased 1% sequentially and 10% from the year-ago period. The year-over-year increase reflects strong enterprise demand for Global MPLS services and the increased base of cable subscribers who utilize our VoIP services. In the quarter, Sprint was recognized with the Global Telecom Innovation Award for its Unified Communications solution for business mobility.

•

Internet revenues as a percent of wireline revenue have increased from 33% in the second quarter of 2008 to 41% in the second quarter of 2009. At the end of the second quarter of 2009, the company supported approximately 4.7 million users of cable partner VoIP services. These services are currently available to almost 31 million MSO households.

•	Legacy voice revenues for the quarter declined 2% sequentially and 18% year-over-year.

•	Legacy data revenues are impacted in part by customer transitions to IP services. These legacy services declined 14% sequentially and 32% compared to the second quarter of 2008.

•

Adjusted OIBDA* was $352 million compared to $286 million reported for the first quarter of 2009 and $299 million in the second quarter of 2008. Total operating expenses, after normalizing for special items, were $1.2 billion in the second quarter, 7% lower sequentially and 15% lower year-over-year. The sequential and year-over-year improvements are due to the declines in costs of service and improvement in SG&A expenses.

•

Wireline capital expenditures were $47 million in the second quarter of 2009, compared to $77 million in the first quarter of 2009 and $113 million in the second quarter of 2008. The company made significant capital investments in prior years to build out its IP network, and less capital was required sequentially and year-over-year as the pace of our IP growth rate has slowed.

Forecast

Sprint Nextel continues to expect that both post-paid and total subscriber full-year losses should improve in 2009 as compared to 2008. In addition, the company expects that full-year capital expenditures in 2009 will be less than 2008 levels, excluding WiMAX. The company expects to continue to generate positive Free Cash Flow* during the remainder of 2009.

*FINANCIAL MEASURES

Sprint Nextel provides financial measures determined in accordance with accounting principles generally accepted in the United States (GAAP) and adjusted GAAP (non-GAAP). The non-GAAP financial measures reflect industry conventions, or standard measures of liquidity, profitability or performance commonly used by the investment community for comparability purposes. These measurements should be considered in addition to, but not as a substitute for, financial information prepared in accordance with GAAP. We have defined below each of the non-GAAP measures we use, but these measures may not be synonymous to similar measurement terms used by other companies.

Sprint Nextel provides reconciliations of these non-GAAP measures in its financial reporting. Because Sprint Nextel does not predict special items that might occur in the future, and our forecasts are developed at a level of detail different than that used to prepare GAAP-based financial measures, Sprint Nextel does not provide reconciliations to GAAP of its forward-looking financial measures.

The measures used in this release include the following:

OIBDA is operating income/(loss) before depreciation, amortization, asset impairments and abandonments. Adjusted OIBDA is OIBDA excluding severance, exit costs, and other special items. Adjusted OIBDA Margin represents Adjusted OIBDA divided by non-equipment net operating revenues adjusted for certain non-recurring revenue adjustments for Wireless and Adjusted OIBDA divided by net operating revenues for Wireline. We believe that Adjusted OIBDA and Adjusted OIBDA Margin provide useful information to investors because they are an indicator of the strength and performance of our ongoing business operations, including our ability to fund discretionary spending such as capital expenditures, spectrum acquisitions and other investments and our ability to incur and service debt. While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent non-cash current period costs associated with the use of long-lived tangible and intangible assets. Adjusted OIBDA and Adjusted OIBDA margin are calculations commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the telecommunications industry.

Free Cash Flow is the change in cash and cash equivalents less the change in debt, investment in certain securities, proceeds from common stock and other financing activities, net. We believe that Free Cash Flow provides useful information to investors, analysts and our management about the cash generated by our core operations after interest and dividends and our ability to fund scheduled debt maturities and other financing activities, including discretionary refinancing and retirement of debt and purchase or sale of investments.

Net Debt is consolidated debt, including current maturities, less cash and cash equivalents, current marketable securities and restricted cash. We believe that Net Debt provides useful information to investors, analysts and credit rating agencies about the capacity of the company to reduce the debt load and improve its capital structure.

SAFE HARBOR

This news release includes “forward-looking statements” within the meaning of the securities laws. The statements in this news release regarding the business outlook, expected performance and forward-looking guidance, as well as other statements that are not historical facts, are forward-looking statements. The words “estimate,” “project,” “forecast,” “intend,” “expect,” “believe,” “target,” “providing guidance” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are estimates and projections reflecting management’s judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. With respect to these forward-looking statements, management has made assumptions regarding, among other things, customer and network usage, customer growth and retention, pricing, operating costs, the timing of various events and the economic and regulatory environment.

Future performance cannot be assured. Actual results may differ materially from those in the forward-looking statements. Some factors that could cause actual results to differ include:

•	our ability to attract and retain subscribers;

•

the effects of vigorous competition on a highly penetrated market, including the impact of competition on the price we are able to charge subscribers for services and equipment we provide and our ability to attract new subscribers and retain existing subscribers; the overall demand for our service offerings, including the impact of decisions of new subscribers between our post-paid and prepaid services offerings and between our two network platforms; and the impact of new, emerging and competing technologies on our business;

•

the effect of limiting capital and operating expenditures on our ability to improve and enhance our networks and service offerings, implement our business strategies and provide competitive new technologies;

•	volatility in the trading price of our common stock, current economic conditions and our ability to access capital;

•

the impact of third parties not meeting our business requirements, including a significant adverse change in the ability or willingness of such parties to provide handset devices or infrastructure equipment for our CDMA network, or Motorola, Inc.’s ability or willingness to provide related handset devices, infrastructure equipment and software applications, or to develop new technologies or features, for our iDEN network;

•	the costs and business risks associated with providing new services and entering new geographic markets;

•	the financial performance of Clearwire and its deployment of a WiMAX network;

•	the effects of mergers and consolidations and new entrants in the communications industry and unexpected announcements or developments from others in the communications industry;

•	unexpected results of litigation filed against us or our suppliers or vendors;

•	the impact of adverse network performance;

•	the costs and/or potential customer impacts of compliance with regulatory mandates;

•	equipment failure, natural disasters, terrorist acts, or other breaches of network or information technology security;

•

one or more of the markets in which we compete being impacted by changes in political, economic or other factors such as monetary policy, legal and regulatory changes or other external factors over which we have no control; and

•

other risks referenced from time to time in this report and other filings of ours with the Securities and Exchange Commission, including in Part I, Item IA “Risk Factors” of our annual report on Form 10-K for the year ended December 31, 2008 and risk factors included in our subsequent report on Form 10-Q.

Sprint Nextel believes these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. Sprint Nextel is not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release.

+ “Dependable” based on independent third-party drive tests for 3G data connection success, session reliability and signal strength for the top 50 most populous markets, January 2008 to February 2009.

ABOUT SPRINT NEXTEL

Sprint Nextel offers a comprehensive range of wireless and wireline communications services bringing the freedom of mobility to consumers, businesses and government users. Sprint Nextel is widely recognized for developing, engineering and deploying innovative technologies, including two wireless networks serving almost 49 million customers at the end of the second quarter of 2009; industry-leading mobile data services; instant national and international walkie-talkie capabilities; and a global Tier 1 Internet backbone. The company’s customer-focused strategy has led to improved first call resolution and customer care satisfaction scores. For more information, visit www.sprint.com.

Sprint Nextel Corporation

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(Millions, except per Share Data)

TABLE NO. 4

	Quarter Ended			Year To Date
	June 30,	March 31,	June 30,	June 30,	June 30,
	2009	2009	2008	2009	2008
Net Operating Revenues	$8,141	$8,209	$9,055	$16,350	$18,389

Operating Expenses
Cost of services	2,719	2,735	2,984	5,454	5,925
Cost of products	1,342	1,291	1,193	2,633	2,475
Selling, general and administrative	2,311	2,460	2,826	4,771	6,014
Severance and exit costs (2)	(29)	327	106	298	325
Depreciation, asset impairments and abandonments	1,453	1,417	1,467	2,870	2,972
Amortization	458	466	689	924	1,386

Total operating expenses	8,254	8,696	9,265	16,950	19,097

Operating Loss	(113)	(487)	(210)	(600)	(708)
Interest expense, net	(350)	(352)	(320)	(702)	(633)
Equity in losses of unconsolidated investments and other, net (3)	(146)	(285)	(21)	(431)	(25)

Loss before Income Taxes	(609)	(1,124)	(551)	(1,733)	(1,366)
Income tax benefit	225	530	207	755	517

Net Loss	$(384)	$(594)	$(344)	$(978)	$(849)

Basic and Diluted Loss Per Common Share	$(0.13)	$(0.21)	$(0.12)	$(0.34)	$(0.30)

Weighted Average Common Shares	2,872	2,867	2,852	2,870	2,850

Effective Tax Rate	36.9%	47.2%	37.6%	43.6%	37.8%

NON-GAAP RECONCILIATION – NET LOSS TO ADJUSTED OIBDA* (Unaudited)

(Millions)

TABLE NO. 5

	Quarter Ended			Year To Date
	June 30,	March 31,	June 30,	June 30,	June 30,
	2009	2009	2008	2009	2008
Net Loss	$(384)	$(594)	$(344)	$(978)	$(849)
Income tax benefit	225	530	207	755	517

Loss before Income Taxes	(609)	(1,124)	(551)	(1,733)	(1,366)
Depreciation, asset impairments and abandonments	1,453	1,417	1,467	2,870	2,972
Amortization	458	466	689	924	1,386
Interest expense, net	350	352	320	702	633
Equity in losses of unconsolidated investments and other, net (3)	146	285	21	431	25

OIBDA*	1,798	1,396	1,946	3,194	3,650
Merger and integration expense (4)	—	—	44	—	130
Severance and exit costs (2)	(29)	327	106	298	325

Adjusted OIBDA*	1,769	1,723	2,096	3,492	4,105
Capital expenditures (1)	321	291	646	612	2,006

Adjusted OIBDA* less Capex	$1,448	$1,432	$1,450	$2,880	$2,099

Adjusted OIBDA Margin*	23.1%	22.2%	24.4%	22.7%	23.7%

Selected items (net of taxes):
Merger and integration expense (4)	—	—	27	—	80
Severance and exit costs (2)	(18)	202	66	184	201
Equity in losses of unconsolidated investments and other, net (3)	83	175	—	258	—

Sprint Nextel Corporation

WIRELESS STATEMENTS OF OPERATIONS AND STATISTICS (Unaudited)

(Millions, except subscriber counts and metrics)

TABLE NO. 6

	Quarter Ended			Year To Date
	June 30, 2009	March 31, 2009	June 30, 2008	June 30, 2009	June 30, 2008
Net Operating Revenues
Service	$6,366	$6,420	$7,005	$12,786	$14,128
Equipment	497	453	479	950	1,066
Wholesale, affiliate and other	141	162	252	303	505

Total Net Operating Revenues	7,004	7,035	7,736	14,039	15,699

Operating Expenses
Cost of services	2,113	2,072	2,207	4,185	4,321
Costs of products	1,342	1,291	1,176	2,633	2,441
Selling, general and administrative	2,136	2,223	2,485	4,359	5,268
Merger and integration expense (4)	—	—	35	—	101
Severance and exit costs (2)	(27)	254	84	227	255
Depreciation, asset impairments and abandonments	1,296	1,288	1,322	2,584	2,698
Amortization	458	465	689	923	1,385

Total operating expenses	7,318	7,593	7,998	14,911	16,469

Operating Loss	$(314)	$(558)	$(262)	$(872)	$(770)

NON-GAAP RECONCILIATION
	Quarter Ended			Year To Date
	June 30,	March 31,	June 30,	June 30,	June 30,
	2009	2009	2008	2009	2008
Operating Loss	$(314)	$(558)	$(262)	$(872)	$(770)
Merger and integration expense (4)	—	—	35	—	101
Severance and exit costs (2)	(27)	254	84	227	255
Depreciation, asset impairments and abandonments	1,296	1,288	1,322	2,584	2,698
Amortization	458	465	689	923	1,385

Adjusted OIBDA*	1,413	1,449	1,868	2,862	3,669
Capital expenditures (1)	227	197	393	424	1,311

Adjusted OIBDA* less Capex	$1,186	$1,252	$1,475	$2,438	$2,358

Adjusted OIBDA Margin*	21.7%	22.0%	25.7%	21.9%	25.1%

OPERATING STATISTICS
	Quarter Ended			Year To Date
	June 30,	March 31,	June 30,	June 30,	June 30,
	2009	2009	2008	2009	2008
Retail Post-Paid Subscribers
Service revenue (in millions)	$5,897	$6,063	$6,614	$11,960	$13,347
ARPU	$56	$56	$56	$56	$56
Churn	2.05%	2.25%	1.98%	2.15%	2.22%
Net losses (in thousands)	(991)	(1,250)	(776)	(2,241)	(1,846)
End of period subscribers (in thousands)	34,437	35,428	38,905	34,437	38,905
Hours per subscriber	15	15	16	15	15

Retail Prepaid Subscribers
Service revenue (in millions)	$469	$357	$391	$826	$781
ARPU	$34	$31	$30	$33	$30
Churn	6.38%	6.86%	7.36%	6.60%	8.67%
Net additions (losses) (in thousands)	777	674	(138)	1,451	(338)
End of period subscribers (in thousands)	5,048	4,271	4,240	5,048	4,240
Hours per subscriber	19	15	13	17	12

Wholesale and Affiliate Subscribers
Net (losses) additions (in thousands)	(43)	394	13	351	196
End of period subscribers (in thousands)	9,341	9,384	8,714	9,341	8,714

Total Subscribers
Net losses (in thousands)	(257)	(182)	(901)	(439)	(1,988)
End of period subscribers (in thousands)	48,826	49,083	51,859	48,826	51,859

Sprint Nextel Corporation

WIRELINE STATEMENTS OF OPERATIONS AND STATISTICS (Unaudited)

(Millions)

TABLE NO. 7

	Quarter Ended			Year To Date
	June 30,	March 31,	June 30,	June 30,	June 30,
	2009	2009	2008	2009	2008
Net Operating Revenues
Voice	$644	$660	$786	$1,304	$1,610
Data	171	199	252	370	519
Internet	583	577	528	1,160	1,024
Other	30	29	39	59	82

Total Operating Revenues	1,428	1,465	1,605	2,893	3,235

Operating Expenses
Costs of services and products	899	953	1,064	1,852	2,148
Selling, general and administrative	177	226	242	403	501
Severance and exit costs (2)	(2)	73	19	71	67
Depreciation, asset impairments and abandonments	146	131	137	277	261

Total operating expenses	1,220	1,383	1,462	2,603	2,977

Operating Income	$208	$82	$143	$290	$258

NON-GAAP RECONCILIATION
	Quarter Ended			Year To Date
	June 30,	March 31,	June 30,	June 30,	June 30,
	2009	2009	2008	2009	2008
Operating Income	$208	$82	$143	$290	$258
Severance and exit costs (2)	(2)	73	19	71	67
Depreciation, asset impairments and abandonments	146	131	137	277	261

Adjusted OIBDA*	352	286	299	638	586
Capital expenditures (1)	47	77	113	124	261

Adjusted OIBDA* less Capex	$305	$209	$186	$514	$325

Adjusted OIBDA Margin*	24.6%	19.5%	18.6%	22.1%	18.1%

Sprint Nextel Corporation

CONDENSED CONSOLIDATED CASH FLOW INFORMATION (Unaudited)

(Millions)

TABLE NO. 8

	Year to Date Period Ended
	June 30,	June 30,
	2009	2008
Operating Activities
Net loss	$(978)	$(849)
Depreciation, amortization, asset impairments and abandonments	3,794	4,358
Provision for losses on accounts receivable	147	417
Share-based compensation expense	44	142
Deferred and other income taxes	(766)	(520)
Equity in losses of unconsolidated investments and other, net	431	25
Other, net	(157)	(387)

Net cash provided by operating activities	2,515	3,186

Investing Activities
Capital expenditures	(717)	(2,569)
Expenditures relating to FCC licenses	(328)	(468)
Other, net	13	186

Net cash used in investing activities	(1,032)	(2,851)

Financing Activities
Borrowings under credit facility	—	2,500
Proceeds from issuance of commercial paper	—	681
Maturities of commercial paper	—	(1,060)
Retirements and payments of debt and capital leases	(605)	(1,259)
Other, net	23	26

Net cash (used in) provided by financing activities	(582)	888

Change in Cash and Cash Equivalents	901	1,223

Cash and Cash Equivalents, beginning of period	3,691	2,246

Cash and Cash Equivalents, end of period	$4,592	$3,469

RECONCILIATION TO FREE CASH FLOW (NON-GAAP)

(Millions)

TABLE NO. 9

	Quarter Ended			Year to Date
	June 30,	March 31,	June 30,	June 30,	June 30,
	2009	2009	2008	2009	2008
Net Cash Provided by Operating Activities	$1,152	$1,363	$1,079	$2,515	$3,186

Capital expenditures	(340)	(377)	(899)	(717)	(2,569)
Expenditures relating to FCC licenses	(138)	(190)	(194)	(328)	(468)
Other investing activities, net	2	—	25	2	32

Free Cash Flow*	676	796	11	1,472	181

(Decrease) increase in debt and other, net	(603)	(2)	(1,306)	(605)	862
Change in marketable securities, net	4	7	69	11	154
Other financing activities, net	(1)	24	17	23	26

Change in Cash and Cash Equivalents	$76	$825	$(1,209)	$901	$1,223

Sprint Nextel Corporation

CONSOLIDATED BALANCE SHEETS (Unaudited)

(Millions)

TABLE NO. 10

	June 30,	December 31,
	2009	2008
Assets
Current assets
Cash and cash equivalents	$4,592	$3,691
Marketable securities	17	28
Accounts and notes receivable, net	3,202	3,361
Device and accessory inventory	575	528
Deferred tax assets	98	93
Prepaid expenses and other current assets	614	643

Total current assets	9,098	8,344
Investments	3,882	4,241
Property, plant and equipment, net	20,143	22,373
FCC licenses and trademarks	19,657	19,320
Customer relationships, net	1,105	1,932
Other intangible assets, net	1,542	1,634
Other assets	458	408

Total	$55,885	$58,252

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$2,061	$2,138
Accrued expenses and other current liabilities	3,479	3,525
Current portion of long-term debt and capital lease obligations	1,373	618

Total current liabilities	6,913	6,281
Long-term debt, financing and capital lease obligations	19,618	20,992
Deferred tax liabilities	6,613	7,196
Other liabilities	4,023	4,178

Total liabilities	37,167	38,647

Shareholders’ equity
Common shares	5,872	5,902
Paid-in capital	47,095	47,314
Treasury shares, at cost	(1,282)	(1,939)
Accumulated deficit	(32,473)	(31,148)
Accumulated other comprehensive loss	(494)	(524)

Total shareholders’ equity	18,718	19,605

Total	$55,885	$58,252

NET DEBT (NON-GAAP) (Unaudited) (Millions) TABLE NO. 11
	June 30,	December 31,
	2009	2008
Total Debt	$20,991	$21,610
Less: Cash and cash equivalents	(4,592)	(3,691)
Less: Marketable securities	(17)	(28)

Net Debt*	$16,382	$17,891

Sprint Nextel Corporation

SCHEDULE OF DEBT (Unaudited)

(Millions)

TABLE NO. 12

			June 30,
			2009
ISSUER	COUPON	MATURITY	PRINCIPAL
Sprint Nextel Corporation
Floating Rate Notes due 2010	1.001%	06/28/2010	$750
Bank Credit Facility	3.063%	12/19/2010	1,000
Export Development Canada Facility	4.513%	03/30/2012	750
6% Notes due 2016	6.000%	12/01/2016	2,000
9.25% Debentures due 2022	9.250%	04/15/2022	200

Sprint Nextel Corporation subtotal			4,700

Sprint Capital Corporation
7.625% Notes due 2011	7.625%	01/30/2011	1,650
8.375% Notes due 2012	8.375%	03/15/2012	2,000
6.9% Notes due 2019	6.900%	05/01/2019	1,729
6.875% Notes due 2028	6.875%	11/15/2028	2,475
8.75% Notes due 2032	8.750%	03/15/2032	2,000

Sprint Capital Corporation subtotal			9,854
Nextel Communications Inc.
5.25% Convertible Senior Notes due 2010	5.250%	01/15/2010	607
6.875% Senior Serial Redeemable Notes due 2013	6.875%	10/31/2013	1,473
5.95% Senior Serial Redeemable Notes due 2014	5.950%	03/15/2014	1,170
7.375% Senior Serial Redeemable Notes due 2015	7.375%	08/01/2015	2,137

Nextel Communications Inc. subtotal			5,387
Tower financing obligation	9.500%	01/15/2030	696
Capital lease obligations and other			199

TOTAL PRINCIPAL			20,836
Net premiums			155

TOTAL DEBT			$20,991

Sprint Nextel Corporation

NOTES TO THE FINANCIAL INFORMATION (Unaudited)

(1)

Capital expenditures is an accrual based amount that includes the changes in unpaid capital expenditures and excludes capitalized interest. Cash paid for capital expenditures can be found in the condensed consolidated cash flow information on Table No. 8 and the reconciliation to free cash flow on Table No. 9.

(2)	For the six months ended June 30, 2009 and 2008, we recorded severance and exit costs primarily related to work force reductions and continued organizational realignment initiatives.

(3)

For the six months ended June 30, 2009, a pre-tax charge of $154 million ($96 million after tax) was recorded related to Clearwire’s issuance of shares to other investors, to finalize ownership percentages.

(4)

All merger and integration costs are related to the Sprint-Nextel merger and/or the PCS Affiliates and Nextel Partners’ acquisitions and are generally non-recurring in nature. These expenses are classified as selling, general and administrative, cost of products, or equipment revenues, as appropriate, in our consolidated statement of operations.